Contact:
John Beisler
Vice President – Investor Relations
CKE Restaurants, Inc.
805-745-7750

CKE RESTAURANTS, INC. ANNOUNCES $50 MILLION INCREASE TO ITS STOCK REPURCHASE PROGRAM AND $50
MILLION INCREASE IN ITS TERM LOAN

CARPINTERIA, Calif. – April 18, 2007 – CKE Restaurants, Inc. (NYSE: CKR) announced today that its Board of Directors has authorized a further expansion of its stock repurchase program, raising the Company’s repurchase authority under its stock repurchase program by an additional $50 million, for a new limit of $250 million. The Company’s stock repurchase program was initially put into effect on April 13, 2004, with a limit of $20 million, which the Board increased to $50 million on July 24, 2006, to $100 million on Oct. 11, 2006, to $150 million on Jan. 10, 2007 and to $200 million on Jan. 23, 2007. The Company has currently utilized approximately $172 million under this program, leaving a balance available for future repurchases of approximately $78 million.

The Company also announced that it will increase the aggregate amount of the Company’s term loan to $170 million, a $50 million increase, and will use the proceeds to reduce the amount outstanding on its $200 million revolving line of credit facility by $50 million.

The Company may make repurchases from time to time in the open market or in privately negotiated transactions in compliance with Securities and Exchange Commission Guidelines. As part of this repurchase program, the Company currently has a $5 million per quarter non-discretionary Rule 10(b)5-1 program in place.

“Our quarterly dividend and open market share repurchase programs have proven to be a very effective means by which we return capital to shareholders and increase investor returns,” stated Andrew F. Puzder, the Company’s president and chief executive officer. “We have repurchased over 9.7 million shares representing approximately 14.7% of our current fully diluted share count at an average cost of $17.72 per share. We have completed substantially all of these repurchases either in the open market or through private transactions based on open market share prices. As such, we have been able to reacquire a substantial number of shares without paying a premium above quoted market prices, as would generally be expected if we had conducted a form of Dutch Auction or similar strategy used by some companies in the acquisition of their shares. Our lenders’ agreement to increase our term loan by $50 million and thereby increasing the funds available under our revolving credit facility is a clear indication of their confidence in our financial strength and our share repurchase program. We continue to believe that the repurchase of our shares represents an attractive investment opportunity.”

On March 26, 2007, the Company increased its regular quarterly cash dividend to six cents per common share from four cents per common share.

As of the fourth fiscal quarter ended Jan. 29, 2007, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,105 franchised or company-operated restaurants in 43 states and in 13 countries, including 1,087 Carl’s Jr.® restaurants, 1,906 Hardee’s® restaurants and 96 La Salsa Fresh Mexican Grill® restaurants.

SAFE HARBOR DISCLOSURE

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control and which may cause results to differ materially from expectations. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, the effectiveness of operating initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in the Company’s strategies, the availability of financing for the Company and its franchisees, unfavorable outcomes in litigation, changes in accounting policies and practices, effectiveness of internal controls over financial reporting, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designated for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

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